Exhibit 10.1

LANDAUER

June 19, 2012

Peter Cempellin

## ####### ##

#####, ## #####

Dear Pete:

I am privileged and happy to extend this offer of employment to join the management team at Landauer, Inc. as the President Radiation Measurement reporting to me. Your start date is projected to be July 23, 2012 predicated on the successful completion of the background check. The following is a summary of the terms and conditions of this offer:

▪	Annual Cash Compensation. Your annual base salary equivalent will be $300,000, effective as of your start date. You will have the opportunity to earn annual bonuses under the Company’s Incentive Compensation Plan for Executive Officers, with a target incentive bonus opportunity of not less than 40% of base salary. Beginning on your start date, we will prorate the annual bonus target amount of $120,000 through the end of the Fiscal 2012 year (9/30/2012) and pay you that amount with annual bonus checks in December of 2012.

▪	Restricted Stock Signing Bonus. The following signing restricted stock grant of the Company’s common stock will be made to you upon your commencement of employment: $175,000 of restricted stock value that will vest 50% at the end of year two of employment and 50% at the end of year three of employment.

▪	Cash Signing Bonus. A bonus of $100,000 will be paid to you on the first payroll following your commencement of employment. 100% of the signing bonus must be repaid to the Company if you resign within the first year of employment.

▪	Long-Term Incentive Opportunity. You will be granted an annual long-term incentive opportunity with target of not less than $150,000 over a three-year performance period, based on the attainment of performance goals and or continued service, as determined by the Company’s Board of Directors. Your first grant will be for the FY 2013 year and is generally granted at the December Compensation Committee Meeting.

▪	Benefits. You will be eligible to participate in the Company’s employee benefit programs, as offered to new employees currently and subject to any future modifications, including the 401(k) program with a 50% match on the first six percent of your contributions and an annual discretionary profit sharing component targeted at two percent of salary when the company achieves its financial goals.

▪	Vacation. Accrual at a rate of 4 weeks annually.

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: (708) 755-7000 Facsimile: (708) 755-7011

Peter Cempellin

June 19, 2012

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▪	Non-Qualified Executive Excess Plan. Participation in the Non-Qualified Excess Plan at a rate of 7.5% annually. Contributions are prorated for employment during the first fiscal year and will be made upon Board of Directors approval after the end of the fiscal year for active employee participants.

▪	Relocation. The following are all components of your relocation package.
	○	Physical move- you may select your own moving company and we will establish a direct bill relationship to cover the physical packing and moving of your personal belongings from ##### to the Chicago area.
	○	Costs related to the sale of home – these costs include items such as brokerage commissions, title transfer, deed, legal fees, and transfer taxes or stamps. These costs will be grossed up for income tax purposes (federal, state, social security, and Medicare) at a mutually agreed upon rate. To be covered, the sale of the home must be completed prior to December 31, 2013.
	○	Costs related to purchase of new home – these include items such as appraisal fees, credit reports, processing fees, settlement closing fees, title fees, title insurance, survey fees and recording fees. These costs will be grossed up for income tax purposes at a mutually agreed rate. To be covered, the purchase of the home must be completed prior to December 31, 2013.
	○	Landauer will cover your temporary living/transition housing expenses for a period of up to six months not to exceed $25,000 (until you are able to find a more permanent residence and move the required possessions to the Chicago area.) Such expenses would include hotel / living quarters, airfare, meals and rental car. Wherever possible such arrangements will be handled on a direct bill basis.

▪	General Severance. You will be eligible for 12 months of salary continuation in the event your employment is terminated by the company without Cause.

Pete, this offer is contingent on:

▪	Satisfactorily completing a Company provided pre-employment physical, drug test and background check;
▪	Agreeing to and returning a signed copy of the Non-Competition and Confidentiality Agreement;
▪	Reading and understanding the enclosed Code of Business Conduct and Ethics, Harassment Policy, and Insider Trading Policy and returning the signed acknowledgement forms also included. Signed forms may be returned via PDF file (email), faxed to ###-###-####, or mailed to ##### ##### (######@############.com) or my attention.

I have enclosed the Pre-Employment background check form that you need to complete and return to me. The Human Resource office will also coordinate the drug test and physical exam with you, so they will need to discuss schedules with you.

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: (708) 755-7000 Facsimile: (708) 755-7011

Peter Cempellin

June 19, 2012

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The management team and I are very excited about you joining the Company and helping us realize our ambitious goals for the future. If you accept this offer, please return a signed copy of the letter to me as soon as possible but no later than June 29, 2012. If there are questions, please do not hesitate to call me at ###-###-#### during the day.

Sincerely,

/s/ William E. Saxelby
William E. Saxelby President

Enclosures

Accepted:	/s/ Peter Cempellin	Date:	June 20, 2012
Peter Cempellin

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: (708) 755-7000 Facsimile: (708) 755-7011